UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2026

DAVE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40161	86-1481509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1265 South Cochran Ave, Los Angeles, California 90019	844 857-3283
(Address of principal executive offices, including zip code)	(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value of $0.0001	DAVE	The Nasdaq Stock Market LLC
Redeemable warrants, each lot of 32 warrants exercisable for one share of Class A common stock, each at an exercise price of $368 per share	DAVEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On March 4, 2026, Dave Inc. (the “Company” or “Dave”) entered into a purchase agreement (the “Purchase Agreement”) by and among the Company and J.P. Morgan Securities LLC, UBS Securities LLC and Evercore Group L.L.C., as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), in connection with the Company’s offering of $175 million aggregate principal amount of 0% Convertible Senior Notes due 2031 (the “Notes”) to be issued under an indenture to be entered into among the Company and U.S. Bank Trust Company, National Association, as trustee (the “Convertible Notes Offering”). Pursuant to the Purchase Agreement, Dave has also granted the Initial Purchasers an option to purchase, for settlement within a 13-day period beginning on, and including, the date Dave first issues the Notes, up to an additional $25 million principal amount of Notes.

The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state or foreign securities laws, and were offered only to qualified institutional buyers in reliance on Rule 144A.

In connection with the offering, the Company expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers of the Notes, their respective affiliates and certain financial institutions (the “option counterparties”). If the initial purchasers exercise their option to purchase additional Notes, the Company expects to enter into additional capped call transactions with the option counterparties.

The Company intends to use the net proceeds from the Convertible Notes Offering to pay the cost of the capped call transactions and repurchase shares of our common stock from purchasers of Notes in privately negotiated transactions effected with or through one of the Initial Purchasers or its affiliate concurrently with the pricing of the Convertible Notes Offering. The Company intends to use the remainder of the net proceeds from the Convertible Notes Offering for general corporate purposes, including additional share repurchases under the Company’s share repurchase program.

The Purchase Agreement includes customary representations, warranties and covenants by the Company. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities in connection with the Convertible Notes Offering. The Convertible Notes Offering is expected to close on or about March 9, 2026, subject to customary closing conditions. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document that is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.	Other Events.

Pricing of Notes

A copy of the press release announcing the pricing of the Convertible Notes Offering is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Neither this report nor the exhibits hereto shall constitute an offer to purchase or the solicitation of an offer to sell any securities. The Convertible Notes Offering is being made exclusively pursuant to the offering memorandum, which sets forth the terms and conditions of the Convertible Notes Offering.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit Number	Description

10.1	Purchase Agreement, dated as of March 4, 2026, by and among Dave Inc. and J.P. Morgan Securities LLC, UBS Securities LLC and Evercore Group L.L.C., as representatives of the Initial Purchasers.

99.1	Press release issued on March 5, 2026 by Dave Inc. regarding the pricing of the Convertible Notes Offering.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DAVE INC.

By:	/s/ Kyle Beilman
Name:	Kyle Beilman
Title:	Chief Financial Officer, Chief Operating Officer and Secretary

Date: March 5, 2026